Exhibit 99.1

Safeguard Scientifics Announces FIRST Quarter 2020 Financial Results

Conference call and webcast today at 9:00 a.m. ET

Radnor, PA, April 30, 2020 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced financial results for the three months ended March 31, 2020.

Highlights

●

Safeguard announced certain organizational changes to drive shareholder returns, including the addition of Mr. Eric C. Salzman to the newly created role of Chief Restructuring Officer, and Dr. Robert J. Rosenthal expanding his role to Executive Chairman.

●

Board and management remain committed to maximizing the value of the portfolio company interests in a timely manner and returning proceeds to shareholders subject to maintaining a prudent minimum level of liquidity.

●	At March 31, 2020, the Company’s carrying value of its ownership interests totaled $66.8 million and its cash, cash equivalents and restricted cash totaled $21.0 million.
●

Safeguard continues to manage follow-on deployments to support its ownership interests in its portfolio. The first quarter’s follow-on fundings of $2.2 million included $1 million to meQuilibrium as part of an existing investor round that also expanded and restructured its debt facilities.

●	Safeguard’s portfolio companies have been significantly impacted by COVID-10 and we are working with these companies to support a range of actions to address the economic impacts.
●

While General and Administrative expenses increased from $3.1 million in the comparable period in 2019 to $3.5 million for the three months ended March 31, 2020, this was due to the inclusion of a $1.7 million one-time severance charge. Excluding the one-time severance charge, general and administrative expenses decreased 41% as compared to the comparable prior year quarter.

●	Corporate expenses totaled $1.5 million for the three months ended March 31, 2020, a 32% decline from $2.1 million for the comparable prior year period.
●

For the three months ended March 31, 2020, Safeguard’s net loss was $16.0 million, or $0.77 per share, compared with net income of $21.7 million, or $1.05 per share, for the same period in 2019. Safeguard’s results for the quarter included non-cash impairment charges aggregating to $11.3 million and a severance charge of $1.7 million.

Dr. Rosenthal said, “We hold a valuable portfolio of ownership interests and are committed to identifying and executing a range of actions to capitalize on exit opportunities and maximize shareholder value. Earlier this month we announced the addition of Eric Salzman in a newly created role of Chief Restructuring Officer. Eric will be responsible for our value maximization strategy and his prior experience and familiarity with the portfolio make him an excellent choice, especially in light of the current situation. I am excited to partner with Eric to pursue this opportunity.”

“Since joining the Safeguard team a month ago, I have been working with our team to respond to COVID-19 related needs of our portfolio companies, meeting the CEOs of our portfolio companies, meeting our shareholders, reviewing the fair market value and exit values of our positions and exploring a range of options to more actively seek exits of our interests,” said Mr. Salzman. “Based on my experience, I believe I can effectively contribute to the execution of our strategy to drive results for all stakeholders, notwithstanding the volatile macro environment.”

“The more challenging economic environment and less active mergers and acquisition market means that we may have greater need for follow-on fundings to protect our positions and capitalize on opportunities that may have accelerated. As a result, Safeguard’s full year 2020 estimate of its liquidity needs increased during the first quarter.” said Mark A. Herndon, Safeguard’s Senior Vice President and Chief Financial Officer. Our higher expectations for follow-on funding requirements result in a full year 2020 forecast range of between $8 and $12 million, which also includes some acceleration from deployments previously planned for 2021. Corporate expenses for the year ended December 31, 2020 are expected to continue to decline throughout the year. Our new range is forecasted to be $5.6 to $6.0 million as compared to $7.1 million for the year ended December 31, 2019.

During the first quarter of 2020, Safeguard’s portfolio companies have been impacted by COVID-19 in a variety of operational ways. Our companies have also been impacted by a greater difficulty securing access to debt or equity capital. We are working with the management teams of the entities in which the Company holds such ownership interests to take actions to respond to the rapidly changing environment, including implementing cost reduction efforts, securing additional capital or other actions, which could mitigate some of the expected impacts. Safeguard management will continue to work with each management team to respond to the rapidly changing environment.

OWNERSHIP INTERESTS AT MARCH 31, 2020

Companies	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)

Initial Revenue Stage: Up to $1 million in revenue
None
Expansion Stage: $1 million to $5 million in revenue
Moxe Health Corporation	Healthcare	2016	29.9%	$5.2	$7.5
Traction Stage: $5 million to $10 million in revenue
meQuilibrium	Healthcare	2015	32.7%	4.3	14.0
Trice Medical, Inc.	Healthcare	2014	16.6%	1.8	10.4
Zipnosis, Inc.	Healthcare	2015	37.7%	2.9	10.0
QuanticMind, Inc.	Digital Media	2015	24.2%	2.3	13.7
WebLinc, Inc.	Digital Media	2014	38.5%	2.2	16.2
Lumesis, Inc.	Financial Services	2012	43.5%	0.5	5.6
High Traction Stage: $10 million to $15 million in revenue
InfoBionic, Inc. +	Healthcare	2014	25.2%	-	22.0
Clutch Holdings, Inc.	Digital Media	2013	41.2%	5.3	16.6
Sonobi, Inc. +	Digital Media	2015	21.6%	8.4	13.4
Greater than $15 million in revenue
Aktana, Inc.	Healthcare	2016	17.5%	2.5	11.7
Prognos Health, Inc. +	Healthcare	2011	28.7%	4.9	12.6
Syapse, Inc.	Healthcare	2014	20.0%	2.2	21.2
Flashtalking	Digital Media	2018	13.4%	12.5	19.2
MediaMath, Inc.	Digital Media	2009	13.3%	-	15.5
Other Ownership Interests
T-REX Group	Financial Services	2016		4.0	6.0
Velano Vascular	Healthcare	2013		2.0	1.7
All others	Various			5.8	14.4
			TOTAL:	$66.8	$231.7

+ Company progressed into higher revenue stage this quarter.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: Thursday, April 30, 2020

Time: 9:00 am ET

Webcast: http://www.safeguard.com/events

Live Number: 833-236-5756 // (International) 647-689-4184

Replay Number: 800-585-8367 // (International) 416-621-4642

Access Code: 7278738

Speakers: Executive Chairman of the Board, Dr. Robert J. Rosenthal; Chief Restructuring Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of first quarter 2020 financial results followed by Q&A

Replay will be available through May 28, 2020 at 11:59 pm ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics (NYSE:SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2020	December 31, 2019
Assets
Cash, cash equivalents, restricted cash and marketable securities	$20,958	$25,053
Other current assets	634	1,297
Total current assets	21,592	26,350
Ownership interests in and advances	66,798	77,129
Other assets	4,018	4,098
Total Assets	$92,408	$107,577

Liabilities and Equity
Other current liabilities	$3,185	$2,429
Total current liabilities	3,185	2,429
Lease liability - non-current	2,303	2,380
Other long-term liabilities	1,112	1,027
Total equity	85,808	101,741
Total Liabilities and Equity	$92,408	$107,577

Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Operating expenses	$3,532	$3,057
Operating loss	(3,532)	(3,057)
Other income (loss), net	(3,567)	(1,885)
Interest, net	105	(1,662)
Equity income (loss), net	(9,014)	28,267
Net income (loss) before income taxes	(16,008)	21,663
Income tax benefit (expense)	—	—
Net income (loss)	$(16,008)	$21,663
Net income (loss) per share:
Basic	$(0.77)	$1.05
Diluted	$(0.77)	$1.05
Weighted average shares used in computing income (loss) per share:
Basic	20,686	20,585
Diluted	20,686	20,585

Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative expenses excluding Depreciation, Stock based compensation, severance and retirement costs, and non-recurring items and other.  Non-recurring items and other in 2020 includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan and dividend payments treated as compensation related to unvested restricted shares pursuant to the terms of those arrangements. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends, and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended
	March 31,
	2020	2019
Corporate expenses	$1,453	$2,131
Depreciation	—	485
Stock based compensation	86	417
Severance and retirement costs	1,743	24
Non-recurring items and other	250	—
General and administrative expenses	$3,532	$3,057